Exhibit 99.1

Boulder Brands Announces 2013 Third Quarter Results

Boulder, CO (November 7, 2013) – Boulder Brands, Inc. (NasdaqGM: “BDBD”) today announced its financial results for the third quarter ended September 30, 2013.

For the third quarter of 2013 compared to the equivalent period of 2012:

Net sales increased 17.0% to $118.5 million, operating income increased to $8.4 million from a loss of $0.5 million and adjusted EBITDA increased 26.3% to $20.2 million.

Organic net sales, which exclude the impact of licensing milk and discontinued items, increased 24.3%.

Diluted earnings per share were a loss of $0.03 in the third quarter of 2013, compared to a loss of $0.06 per share in the third quarter of 2012.

Excluding certain items, non-GAAP diluted earnings per share were $0.08 in the third quarter of 2013, compared to $0.03 in the third quarter of 2012.

The Company reiterated its outlook for the 2013 full year. For 2013, the Company continues to expect net sales to be in the range of $455 million to $460 million; EBITDA is expected to be in the range of $69 million to $71 million; adjusted EBITDA is expected to be in the range of $77 million to $79 million; and non-GAAP diluted earnings per share is expected to be in the range of $0.29 to $0.31 per share.

The Company provided an initial outlook for 2014. For 2014, the company expects net sales to be in the range of $515 million to $525 million; EBITDA is expected to be $79 million to $84 million; adjusted EBITDA is expected to be $87 million to $92 million; and diluted earnings per share is expected to be $0.43 to $0.48 per share.

Commenting on the results, Chairman and Chief Executive Officer Stephen Hughes stated, “We reported another solid quarter, as we continued to see strong sales momentum in our Natural segment and improved profitability in our Smart Balance segment. Our Natural segment, which includes the Udi’s, Glutino, and Earth Balance brands, represented 65% of our total net sales and reported a strong net sales increase of 48%. The Natural segment continued to benefit from distribution gains with our gluten-free brands and Earth Balance spreads, nut butters and snacks. We continued to see strong consumer engagement across all channels as our gluten-free brands reported a net sales increase of 53% in the third quarter.”

Commenting further, Mr. Hughes said, “Our Smart Balance segment continued to execute on its core strategies which resulted in an increase in brand profit for this segment. While organic net sales for the Smart Balance segment declined 4%, brand profit increased 16%. We completed our initiative to exit certain categories that are not strategic, such as Bestlife Spreads and Smart Balance Butter Blends, and implemented a licensing agreement for Smart Balance Milk with Byrne Dairy. In addition, we concluded the transition to space saver packaging during the quarter and expect to gain points of distribution on spreads as we move through the remainder of the year. These strategies demonstrate our commitment to further strengthen Smart Balance’s profitability and its core portfolio of products which we expect will result in a more stable and profitable Smart Balance portfolio.”

2013 Third Quarter Results

Total Company net sales in the third quarter of 2013 increased 17.0% to $118.5 million, compared to net sales of $101.3 million in the third quarter of 2012. This performance reflected strong growth from our Natural Segment. Organic net sales, which exclude discontinued items and the licensing of Smart Balance Milk, increased 24.3% in the third quarter of 2013 compared to the third quarter of 2012.

The chart below reconciles net sales to organic net sales for the third quarters of 2013 and 2012, by segment:

Reconciliation of Net Sales to Organic Net Sales – Third Quarter

$ in Millions	2013	2012

Natural Segment
Reported Net Sales	$77.5	$52.4

Smart Balance Segment
Reported Net Sales	41.0	48.9
Milk*	-	4.7
Discontinued items*	-	1.3
Smart Balance Net Sales – Excluding Discontinued Items*	41.0	42.9

Total Company Reported Net Sales	118.5	101.3
Total Company Organic Net Sales*	$118.5	$95.3

*Excludes discontinued items (Bestlife Spreads and Smart Balance Butter Blends) & licensing of Smart Balance Milk

The chart below highlights net sales, gross profit, gross margin, and brand profit (calculated as gross profit less marketing, selling and royalty expense (income)) for the third quarters of 2013 and 2012, by the Company’s Natural and Smart Balance segments.

Segment Results – Third Quarter

$ in Millions	2013	Margin	2012*	Margin
Net Sales:
Natural	$77.5		$52.4
Smart Balance	41.0		48.9
	$118.5		$101.3
Gross Profit
Natural	$28.5	36.8%	$21.3	40.6%
Smart Balance	19.8	48.3%	21.9	44.8%
	$48.3	40.8%	$43.2	42.6%
Brand Profit
Natural	$17.3	22.3%	$13.6	26.0%
Smart Balance	14.7	35.9%	12.7	26.0%
	$32.0	27.0%	$26.3	26.0%

*Excludes the impact from purchase accounting adjustment related to the Udi’s acquisition

Net sales for the Company’s Natural segment (Udi’s, Glutino, and Earth Balance brands) increased 47.9% to $77.5 million in the third quarter of 2013 compared to $52.4 million in the third quarter of 2012. The Company’s gluten-free brands – Udi’s and Glutino – reported net sales growth of 74.1% and 29.2%, respectively, which was driven by an acceleration in distribution gains for Udi’s and continued strength in the gluten-free category. The Company’s Earth Balance portfolio registered a net sales gain of 21.1% in the third quarter of 2013 compared to the third quarter of 2012.

Net sales for the Company’s Smart Balance segment declined 16.2% to $41.0 million in the third quarter of 2013 compared to $48.9 million in the third quarter of 2012. Net sales in this segment were negatively impacted by the licensing of Smart Balance® Milk and the winding down of Bestlife® Spreads and Smart Balance® Butter Blends, as the Company repositioned its focus on premium spreads and spreadable butter within the spreads category. Excluding the impact of these items, organic sales for the Smart Balance segment declined 4.4% in the third quarter of 2013 compared to the same period in 2012.

Despite the difficult environment for spreads, the Company’s premium spreads and spreadable butter products outperformed the competition and gained share in its category. Net sales of the Company’s Smart Balance® Spreads and Spreadable Butter businesses, when combined, declined 4.5% in the third quarter of 2013. The positive impact from the introduction of Smart Balance® Spreadable Butter was offset by lower volume in the Company’s core spreads business.

Net sales of the Company’s Smart Balance grocery products decreased 4.2% in the third quarter of 2013 compared to the third quarter of 2012, primarily due to lower sales in the peanut butter and oil businesses. This decrease was mainly attributable to pricing and promotion activities from competitors.

Gross profit in the third quarter of 2013 increased 11.8% to $48.3 million, or 40.8% of net sales compared to $43.2 million, or 42.6% of net sales in the third quarter of 2012, excluding the impact of purchase accounting adjustment for the Udi’s acquisition in 2012. While gross margin increased in the Smart Balance segment, due to the licensing of milk and an improvement in gross margin for Spreadable Butter and grocery, overall gross margin was impacted by a lower gross margin in the Natural segment due to an increase in plant capacity for Udi’s bread, which resulted in incremental start up costs and lower utilization, and the transition to space saver packaging for Earth Balance Spreads.

Brand Profit for the Company’s Natural segment, excluding the purchase accounting adjustment mentioned above, increased 27.2% to $17.3 million in the third quarter of 2013 from $13.6 million in last year’s quarter. The increase is primarily related to strong sales growth from the company’s gluten-free brands, Udi’s and Glutino.

Brand Profit for the Company’s Smart Balance segment increased 15.7% to $14.7 million in the third quarter of 2013 from $12.7 million in the previous year’s quarter primarily due to the licensing of milk, and overall higher gross margin and lower marketing compared to last year.

The table below provides a reconciliation of GAAP operating income to adjusted EBITDA, a non-GAAP measure.

Reconciliation of Operating Income to Adjusted EBITDA – Third Quarter

$ in Millions	2013	2012
Operating income (loss)	$8.4	($0.5)
Add back certain items affecting operating income:
Purchase accounting adjustment	-	0.9
Restructuring, acquisition and integration-related costs	3.1	5.7
Non-GAAP operating income	11.5	6.1
Add back non-cash and other items affecting operating income:
Depreciation and amortization	4.8	3.9
Stock-based compensation expense	3.3	5.1
Subtotal	19.6	15.1
Add other income (expense), net	0.6	0.9
Adjusted EBITDA	$20.2	$16.0

Operating income increased to $8.4 million in the third quarter of 2013 compared to a loss of $0.5 million in the third quarter of 2012. Excluding certain items, non-GAAP operating income increased to $11.5 million in the third quarter of 2013 compared to non-GAAP operating income of $6.1 million in the third quarter of 2012. The charges impacting operating income in the third quarter of 2013 include asset write-offs related to restructuring efforts associated with Udi’s exited bread equipment and facilities consolidation as well as severance charges. The third quarter of 2012 was unfavorably impacted by restructuring, acquisition and integration-related costs related to the Udi’s acquisition, as well as certain non-recurring stock based compensation charges.

Third quarter 2013 operating income was impacted by higher depreciation and amortization of approximately $0.9 million when compared to last year’s quarter.

Other income of $0.6 million, in the third quarter of 2013 and $0.9 million in the third quarter of 2012, primarily reflect gains associated with commodity hedging activities and currency changes in the Company’s Canadian subsidiary.

Adjusted EBITDA increased 26.3% to $20.2 million in the third quarter of 2013 compared to $16.0 million in the prior year’s quarter.

The table below provides a reconciliation of GAAP Net Income (Loss) and GAAP Diluted EPS to non-GAAP Net Income and non-GAAP Diluted EPS.

Reconciliation of Certain Items Affecting Net  Income (Loss) and Earnings Per Share (EPS) – Third Quarter

	Net Income (Loss) ($Mil)		Diluted EPS ($ Per Share)
	2013	2012	2013	2012
Reported GAAP	($1.6)	($3.7)	($0.03)	($0.06)
Add back certain items:
Restructuring, acquisition and integration costs	2.2	3.1	0.04	0.05
Stock-based compensation charge	0.7	0.9	0.01	0.01
Purchase accounting adjustment	-	0.5	-	0.01
Write-off of deferred loan costs	5.0	1.3	0.08	0.02
Tax rate adjustment	(1.2)	-	(0.02)	-
Total certain items	6.7	5.8	0.11	0.09

Excluding certain items (Non-GAAP)*	$5.1	$2.1	$0.08	$0.03

*Diluted share count for Q3-13 = 63.2 million & Q3-12 = 61.6 million

Excluding the items noted above, non-GAAP net income in the third quarter of 2013 was $5.1 million, or $0.08 per share, compared with net income of $2.1 million, or $0.03 per share, in the third quarter of 2012.

2013 Outlook

The Company reiterated its outlook for the 2013 full year. For 2013, the Company continues to expect net sales to be in the range of $455 million to $460 million; EBITDA is expected to be in the range of $69 million to $71 million; adjusted EBITDA is expected to be in the range of $77 million to $79 million; and non-GAAP earnings per share is expected to be in the range of $0.29 to $0.31 per share.

2014 Outlook

For 2014, the Company expects net sales to be in the range of $515 million to $525 million; EBITDA is expected to be $80 million to $85 million; adjusted EBITDA is expected to be $87 million to $92 million; and diluted earnings per share is expected to be $0.43 to $0.48 per share.

Forward-looking Statements

Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs, and expectations, including the Company’s outlook for 2013 and 2014, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may include use of the words “expect,” “anticipate,” “plan,” “intend,” “project,” “may,” “believe” and similar expressions. Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including the Company’s ability to: maintain and grow those revenues derived from our Smart Balance® buttery spread products from which we generate a substantial portion of our revenues; maintain margins during periods of commodity cost fluctuations; introduce and expand distribution of our new products; meet marketing and infrastructure needs; respond to changes in consumer demand; respond to adverse publicity affecting the Company or the industry in which we operate; maintain our performance during difficult economic conditions; comply with regulatory requirements; maintain existing relationships with and secure new customers; continue to rely on third party distributors, manufacturers and suppliers; successfully integrate and operate the Glutino and Udi’s businesses (and other companies we may acquire) and realize the expected benefits of the Glutino and Udi’s acquisitions (and other acquisitions we may consummate); operate outside of the U.S.; successfully maintain relationships with the co-packers for our Glutino® and Gluten-Free Pantry® products; grow net sales in a competitive environment and with increasingly price sensitive consumers; maintain volume in light of price increases stemming from rises in commodity costs; respond to potential changes in future tax rates; handle unexpected costs, charges, liabilities, or expenses resulting from the company’s recent and potential future acquisitions; potential adverse reactions or changes in business relationships resulting from acquisitions; as well as other risks and uncertainties set forth in the Company’s filings with the SEC.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

The Company uses the terms “organic net sales,” “brand profit,” “organic brand profit,” "net income and diluted earnings per share (EPS) excluding certain items," “EBITDA” and “Adjusted EBITDA” as non-GAAP measures. The Company believes that these measures help to explain its profitability and performance in a manner which assists potential investors and securities analysts who evaluate our Company. Brand profit is defined as gross profit less marketing, selling and royalty expense (income). EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted for stock-based compensation, purchase accounting adjustments, restructuring, acquisition and integration-related costs and certain other items. Measures identified as “organic” are calculated assuming that we had owned Udi’s during the third quarter of 2012. The Company believes that the exclusion of both non-cash and certain items, helps to provide a reflection of the operating profitability of the Company and complements the Company's planning and forecasting models used in providing investors and securities analysts with important supplemental information regarding the Company's underlying profitability and operating performance. However, non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's results prepared in accordance with GAAP. In addition, the non-GAAP measures the Company uses may differ from non-GAAP measures used by other companies. The GAAP measures most directly comparable to (i) net income excluding certain items, (ii) diluted earnings per share, excluding certain items, (iii) EBITDA and (iv) Adjusted EBITDA, are (i)) net income, (ii) diluted earnings per share, (iii) operating income and (iv) operating income. We have included in this press release reconciliations of organic net sales to net sales, adjusted EBITDA to GAAP operating income, organic brand profit to brand profit, net income excluding certain items to GAAP net income and diluted EPS excluding certain items to GAAP EPS. Because of the forward-looking nature of the Company’s forecasted EBITDA and adjusted EBITDA, specific quantifications of the amounts that would be required to reconcile these measures to our forecasted GAAP operating income are not available. The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures, primarily related to its income tax reporting and certain adjustments made to arrive at the relevant non-GAAP measures, which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP EBITDA and adjusted EBITDA to forecasted GAAP operating income would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

About Boulder Brands, Inc.
Boulder Brands, Inc. (NasdaqGM: BDBD) is committed to providing superior tasting, solution-driven products. The company’s health and wellness platform consists of brands that target specific consumer needs: the Glutino® and Udi’s Gluten Free® brands for gluten-free diets; the Earth Balance® brand for plant-based diets; the Level Life™ brand for diabetic diets, and the Smart Balance® brand for heart healthier diets. For more information about Boulder Brands, Inc., please visit www.boulderbrands.com.

Investor Contact:

Carole Buyers, CFA

Senior Vice President

Investor Relations & Business Development

Boulder Brands, Inc.

cbuyers@boulderbrands.com

720-550-5010

Corporate Contact:

Caroline Hughes

Director

Corporate Communications

Boulder Brands, Inc.

chughes@boulderbrands.com

720-550-5018

BOULDER BRANDS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	September 30,	December 31,
	2013	2012
	(unaudited)
Assets
Current assets:
Cash	$23,121	$11,509
Accounts receivable, net of allowance of: $812 (2013) and $656 (2012)	40,120	30,323
Accounts receivable - other	1,587	3,277
Inventories, net	30,129	25,292
Prepaid taxes	5,856	3,206
Prepaid expenses and other assets	2,813	1,776
Deferred tax asset	5,701	6,201
Total current assets	109,327	81,584
Property and equipment, net	49,341	31,195
Other assets:
Goodwill	324,451	322,191
Intangible assets, net	225,382	233,691
Deferred costs, net	7,777	11,545
Other assets	10,473	1,748
Total other assets	568,083	569,175
Total assets	$726,751	$681,954
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$60,299	$60,592
Income taxes payable	110	110
Current portion of long-term debt	3,371	25
Total current liabilities	63,780	60,727
Long-term debt	261,870	232,890
Deferred tax liability	48,105	48,867
Contract payable	1,375	2,750
Other liabilities	1,261	1,232
Total liabilities	376,391	346,466

Commitment and contingencies
Boulder Brands, Inc. and Subsidiaries stockholders' equity:
Common stock, $.0001 par value, 250,000,000 shares authorized; 63,588,376 and 63,194,629 issued in 2013 and 2012, respectively and 59,897,713 and 59,503,966 outstanding in 2013 and 2012, respectively	6	6
Additional paid in capital	557,114	548,470
Accumulated deficit	(191,287)	(196,764)
Accumulated other comprehensive loss, net of tax	(1,319)	(629)
Treasury stock, at cost (3,690,663 shares)	(15,595)	(15,595)
Total Boulder Brands, Inc. and Subsidiaries stockholders' equity	348,919	335,488
Noncontrolling interest	1,441	—
Total equity	350,360	335,488
Total liabilities and equity	$726,751	$681,954

BOULDER BRANDS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net sales	$118,512	$101,334	$335,834	$256,614
Cost of goods sold	70,242	59,032	195,699	147,231
Gross profit	48,270	42,302	140,135	109,383

Operating expenses:
Marketing	8,048	8,416	23,017	21,707
Selling	8,976	8,368	26,184	21,510
General and administrative	19,781	20,324	54,741	47,335
Restructuring, acquisition and integration-related costs	3,066	5,708	4,373	7,262
Total operating expenses	39,871	42,816	108,315	97,814
Operating income (loss)	8,399	(514)	31,820	11,569

Other income (expense):
Interest expense	(11,242)	(7,269)	(20,891)	(9,719)
Other (expense) income, net	594	877	(910)	696
Total other (expense)	(10,648)	(6,392)	(21,801)	(9,023)
Income (loss) before income taxes	(2,249)	(6,906)	10,019	2,546
Provision (benefit) for income taxes	(612)	(3,181)	4,601	2,084
Net income (loss)	(1,637)	(3,725)	5,418	462
Less: Net loss attributable to noncontrolling interest	55	—	59	—
Net income (loss) attributable to Boulder Brands, Inc. and Subsidiaries common stockholders	$(1,582)	$(3,725)	$5,477	$462

Earnings (loss) per share attributable to Boulder Brands, Inc. and Subsidiaries common stockholders:
Basic	$(0.03)	$(0.06)	$0.09	$0.01
Diluted	$(0.03)	$(0.06)	$0.09	$0.01

Weighted average shares outstanding:
Basic	59,605,890	59,193,268	59,539,397	59,025,590
Diluted	59,605,890	59,193,268	62,635,507	60,303,209

Net income (loss)	$(1,637)	$(3,725)	$5,418	$462
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	492	967	(690)	969
Other comprehensive (loss) income	492	967	(690)	969
Comprehensive income (loss)	(1,145)	(2,758)	4,728	1,431
Less: Comprehensive loss attributable to noncontrolling interest	55	—	59	—
Comprehensive income (loss) attributable to Boulder Brands, Inc. and Subsidiaries common stockholders	$(1,090)	$(2,758)	$4,787	$1,431

BOULDER BRANDS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities
Net income	$5,418	$462
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization of intangibles	13,757	9,427
Amortization and write-off of deferred financing costs	7,599	3,157
Deferred income taxes	(61)	(2,548)
Excess tax benefit from stock-based payment arrangements	(1,820)	(1,186)
Stock-based compensation	7,032	8,474
Asset write-offs	2,395	—
Loss on disposal of property and equipment	217	—
Changes in assets and liabilities:
Accounts receivable	(9,843)	(2,247)
Inventories	(4,689)	(291)
Prepaid expenses and other assets	933	(2,529)
Prepaid taxes	(642)	(5,108)
Accounts payable and accrued expenses	(395)	(2,654)
Net cash provided by operating activities	19,901	4,957
Cash flows from investing activities
Acquisitions, net of cash and cash equivalents acquired	(6,180)	(126,910)
Purchase of investment	(8,751)	—
Purchase of property and equipment	(21,563)	(6,324)
Proceeds from disposal of property and equipment	102	—
Patent/trademark defense costs	(1,522)	(2,420)
Net cash (used in) investing activities	(37,914)	(135,654)
Cash flows from financing activities
Proceeds from issuance of long-term debt	270,800	250,712
Repayment of debt	(239,934)	(111,592)
Payments for loan costs	(3,743)	(12,923)
Contribution from noncontrolling interest	899	—
Shares withheld for payment of employee payroll taxes	(1,727)	—
Proceeds from exercise of stock options	1,519	—
Excess tax benefit from stock-based payment arrangements	1,820	1,186
Net cash provided by financing activities	29,634	127,383
Effects of exchange rate changes on cash and cash equivalents	(9)	35
Net increase (decrease) in cash and cash equivalents for the period	11,612	(3,279)
Cash and cash equivalents - beginning of period	11,509	7,959
Cash and cash equivalents - end of period	$23,121	$4,680
Cash paid during the period for:
Income taxes	$5,267	$9,850
Interest	$9,317	$6,458